Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                             CALI REALTY CORPORATION
 ................................................................................
             (Exact name of registrant as specified in its charter)


             Maryland                                      22-3305147
 ..........................................            ....................
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)


11 Commerce Drive, Cranford, New Jersey                      07016
          (908) 272-8000
 ..........................................           .....................
(Address, including telephone number, of                   (Zip Code)
 Principal Executive Offices)


                       THE EMPLOYEE STOCK OPTION PLAN AND
                         THE DIRECTOR STOCK OPTION PLAN
 ................................................................................
                            (Full title of the plan)

                                   Copies to:

MR. THOMAS A. RIZK                               JONATHAN A. BERNSTEIN, ESQ.
Chief Executive Officer                          BLAKE HORNICK, ESQ.
Cali Realty Corporation                          Pryor, Cashman, Sherman & Flynn
11 Commerce Drive                                410 Park Avenue
Cranford, New Jersey                             New York, New York 10022
(908) 272-8000                                   (212) 421-4100
--------------------------------------------------------------------------------
         (Names, addresses and telephone numbers of agents for service)

                         CALCULATION OF REGISTRATION FEE

Title of                    Amount           Proposed Maximum        Proposed Maximum             Amount of
Securities to               to be           Offering Price Per           Aggregate               Registration
be Registered            Registered *            Share **             Offering Price                 Fee
-------------            ------------            --------             --------------                 ---
Common Stock          550,000 shares              $28.125             $15,468,750.00              $4,687.50
($0.01 par value)
-----------

*        All of the securities  registered  hereby are issuable under the Plans.
         This  registration  statement also includes  1,330,188 shares of Common
         Stock, $.01 par value per share. A registration fee of $7,682.98 was paid with respect to these shares with the filing of Registration
         Statement No.  33-91822,  on Form S-8, with the Securities and Exchange
         Commission on May 2, 1995.

** Estimated, in accordance with Rule 457(c), solely for the purpose of calculating the registration fee. The proposed Maximum Offering Price per Share represents the average of the high and low prices as reported by the New York Stock Exchange on December 16, 1996.

================================================================================
                                EXPLANATORY NOTES
================================================================================



         Pursuant to General Instruction E of Form S-8, this registration statement incorporates by reference Registration Statement No. 33-91822, on Form S-8, filed with the Securities and Exchange Commission on May 2, 1995, a post-effective amendment to which was filed on September 29, 1995.

         Included on the immediately following pages is a "reoffer prospectus" for use by certain selling shareholders in connection with the reoffer and resale of restricted securities pursuant to the Company's Employee Stock Option Plan and Director Stock Option Plan.

================================================================================
PROSPECTUS
================================================================================

                                1,880,188 Shares


                             CALI REALTY CORPORATION


                                  Common Stock
                                     ------

         All of the 1,880,188 shares of common stock, $.01 par value per share (the "Common Stock"), of Cali Realty Corporation and its subsidiaries (the "Company") registered hereby are registered for the account of the shareholders described herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of such Common Stock by the Selling Shareholders. The 1,880,188 shares of Common Stock registered hereby are referred to herein as the "Selling Shareholder Shares." All of the Selling Shareholder Shares are issuable upon the exercise of options granted as of the date hereof.

         Shares of Common Stock may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange (the "NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for the other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The aggregate proceeds to the Selling Shareholders from the sale of the Selling Shareholder Shares will be the purchase price of the Selling Shareholder Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Selling Shareholder Shares, except for selling commissions associated with the sale of the Selling Shareholder Shares, all of which will be paid by the Selling Shareholders.

         The Common Stock is listed on the NYSE under the symbol "CLI." The closing price of the Common Stock as reported on the NYSE on December 16, 1996 was $27.875 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            OR COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    THE ATTORNEY GENERAL OF THE STATE OF NEW
                     YORK HAS NOT PASSED ON OR ENDORSED THE
                            MERITS OF THIS OFFERING.
                 ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                The date of this Prospectus is December 19, 1996.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The  Company  has  filed a  Registration  Statement  on Form  S-8  (the
"Registration Statement") under the Securities Act with the Securities and Exchange Commission (the "Commission") covering the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         All documents that are incorporated by reference in this Prospectus but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (telephone number: (908) 272-8000).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1995;

         b. The Company's Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

         c. The Company's Current Reports on Form 8-K (File No. 1-13274), dated July 16, 1996, August 12, 1996, October 8, 1996, October 29, 1996, November 18, 1996 and November 21, 1996;

         d. The Company's Proxy Statement relating to the Annual Meeting of Shareholders held on May 13, 1996; and

         e. The description of the Common Stock and the description of certain provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         The Company is a fully-integrated real estate investment trust ("REIT") that owns and operates a portfolio comprised predominantly of Class A office and office/flex buildings located primarily in New Jersey, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of September 30, 1996, the Company owned 100 percent of 44 office and office/flex properties encompassing approximately 4.3 million square feet and one 327 unit multifamily residential property (collectively, the
"Properties"). The 44 office and office/flex properties are comprised of 27 office buildings containing an aggregate of 3.6 million square feet (the "Office Properties") and 17 office/flex buildings containing an aggregate of approximately 700,000 square feet (the "Office/Flex Properties"). The Company believes that its Properties have excellent locations and access and are well-maintained and professionally managed. As a result, the Company believes that its properties attract high quality tenants and achieve among the highest rent, occupancy and tenant retention rates within their markets. As of September 30, 1996, the Office Properties and Office/Flex Properties were approximately 97 percent leased to over 430 tenants.

         On November 4, 1996, the Company acquired the 1.9 million square foot Harborside Center office complex in Jersey City, New Jersey. On November 7, 1996, the Company acquired Five Sentry, a two-building office complex, aggregating 131,000 square feet, in Plymouth Meeting, Pennsylvania. On December 10, 1996, the Company acquired Whiteweld Centre, a three-story, approximately 230,000 net rentable square foot office building in Woodcliff Lake, New Jersey. On December 16, 1996, the Company acquired One Bridge Plaza, a 200,000 square foot office building in Fort Lee, New Jersey. On December 17, 1996, the Company acquired Airport Center, a three-building office complex comprised of approximately 370,000 net rentable square feet, in Lester, Pennsylvania.

         The Company's strategy has been to focus its development and ownership of properties in sub-markets where it is, or can become, a significant and preferred owner and operator. The Company will continue this strategy by expanding, primarily through acquisitions, into sub-markets where it has, or can achieve, similar status. Management believes that the recent trend towards increasing rental and occupancy rates in Class A office buildings in the Company's sub-markets presents significant opportunities for growth. The Company may also develop properties in such sub-markets. Management believes that its extensive market knowledge provides the Company with a significant competitive advantage which is further enhanced by its strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to the Company's senior management. The Company performs substantially all construction, leasing, management and tenant improvements on an "in-house" basis and is self-administered and self-managed.

         Cali Associates, the entity whose business the Company succeeded in 1994, was founded by John J. Cali, Angelo R. Cali and Edward Leshowitz (the "Founders"), who have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in Northern and Central New Jersey for over 40 years and have been primarily focusing on office building development for the past 17 years. In addition to the Founders, the Company's executive officers have been employed by the Company and its predecessor for an average of ten years. The Company and its predecessor have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

         The Company has elected to be taxed as a REIT for federal income tax purposes and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Common Stock.

         To ensure that the Company qualifies as a REIT, the transfer of shares of Common Stock and Preferred Stock (as defined below) is subject to certain restrictions, and ownership of capital stock by any single person is limited to
9.8 percent of the value of such capital stock, subject to certain exceptions. The Company's Articles of Incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

         The shares of Common Stock of the Company are listed on the NYSE under the symbol "CLI." The Company has paid regular quarterly distributions on its Common Stock since it commenced operations as a REIT in 1994. The Company intends to continue making regular quarterly distributions to its Common Stockholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

         All of the Company's interests in the Properties are held by, and its operations are conducted through, Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), or by entities controlled by the Operating Partnership. The Company owned, as of November 30, 1996, 93.1 percent of the Operating Partnership's outstanding units of partnership interest ("Units"), and is the sole general partner of the Operating Partnership.

         The Company was incorporated under the laws of Maryland on May 24, 1994. Its executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is (908) 272-8000.


                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any proceeds from the sale of the Selling Shareholder Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         The shares of Common Stock offered by this Prospectus are to be acquired by directors and/or officers of the Company (the "Selling Shareholders") pursuant to the Company's Director Stock Option Plan and Employee Stock Option Plan. Each Selling Shareholder will receive all of the net proceeds from the sale of his or her respective Selling Shareholder Shares offered hereby. The following table sets forth certain information regarding the ownership of the Company's Common Stock by the Selling Shareholders as of December 15, 1996. The number of shares of Common Stock outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any persons other than the Selling Shareholders change as a result thereof. There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.

                                          Number of Shares Owned       Number of Shares         Number of Shares to be
Name and Position with Company             Prior to Offering(1)        Registered Hereby        Owned After Offering(2)
------------------------------             --------------------        -----------------        -----------------------
John J. Cali,
Chairman of the Board of Directors(3)               7,100                     7,000                        100

Thomas A. Rizk,
President, Chief Executive Officer
   and Director(3)                                325,000                   325,000                          0

John R. Cali,
Chief Administrative Officer(3)                   325,000                   325,000                          0

Brant Cali
Chief Operating Officer(3)                        325,000                   325,000                          0

James Nugent,
Vice President - Leasing(3)                        64,000                    64,000                          0

Albert Spring,
Vice President - Operations(3)                     60,000                    59,000                      1,000

Roger W. Thomas,
Vice President, General Counsel
  and Assistant Secretary                          64,370                    64,000                        370

Barry Lefkowitz,
Chief Financial Officer                            64,096                    64,000                         96

Angelo R. Cali,
Director(3)                                         7,000                     7,000                          0

Edward Leshowitz,
Director(3)                                         7,000                     7,000                          0

Brendan T. Byrne,
Director                                            7,100                     7,000                        100

Kenneth A. DeGhetto,
Director                                            9,000                     7,000                      2,000

James W. Hughes,
Director                                            7,000                     7,000                          0

Irvin D. Reid,
Director                                            7,000                     7,000                          0

Alan Turtletaub,
Director                                            8,000                     7,000                      1,000
-----------------------

(1) Includes shares of Common Stock underlying options. Does not include shares of Common Stock issuable upon the redemption of Units, which are covered under a separate Registration Statement, No. 33-96542, on Form S-3.

(2)  Assumes  all  shares  registered   hereunder  will  be  sold.  All  Selling
shareholders will own less than one percent of the number of outstanding shares of Common Stock at December 15, 1996.

(3) Was a principal or officer of Cali Associates, the entity whose business the Company succeeded in 1994.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NYSE or other exchanges on which the Common Stock is traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by a Selling Shareholder will be selected by such Selling Shareholder. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Shareholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Selling Shareholder Shares involved, (iii) the price at which such Selling Shareholder Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the Selling Shareholder Shares. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         To the extent required, the amount of the Selling Shareholder Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling Shareholder Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Shareholder Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market-making activities with respect to such shares of Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders or any such other person. All of the foregoing may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock offered hereby, estimated to be approximately $20,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

         The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). At December 15, 1996, 36,318,894 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

         Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of the Company's Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit described below. Holders of shares of Common Stock will have no preemptive rights or cumulative voting rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has paid regular and uninterrupted quarterly dividends from the third quarter of 1994.

         Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distribution, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership.

         With certain exceptions, the Company's Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8 percent of the value of the Company's issued and outstanding shares of capital stock. See "-- Restrictions on Transfer" below.

         The registrar and transfer agent for the Company's Common Stock is ChaseMellon Shareholder Services.

         Under the Company's Articles of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law.
Because the Board of Directors has the power to establish the terms and conditions of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock power, preferences and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Redemption Rights

         Beginning on the first anniversary of the initial public offering ("IPO"), persons who received partnership interests ("Units") in the Operating Partnership in exchange for certain formation partnership interests at the time of the IPO (such persons are hereinafter referred to as members of the "Cali Group"), received rights which enable them to require the Operating Partnership to redeem part or all of their Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, shares of Common Stock (on a one-for-one basis). The obligation to redeem the Cali Group's Units may be assumed by the Company in exchange for, at the Company's election, either cash or shares of Common Stock, provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in a member of the Cali Group beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit. See "-- Restrictions on Transfer" below.

Restrictions On Transfer

         Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that individual shareholders may own, directly or beneficially. For the Company to qualify as a REIT under the Code, no more than 50 percent of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation of the Company contain restrictions on the direct and beneficial acquisition of capital stock intended to ensure compliance with these requirements.

         The Company's Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee having the direct or beneficial ownership of shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. Any transfer of securities that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the transferor will be deemed not to have transferred the shares.

         The Company's Articles of Incorporation exclude from the Ownership Limit shareholders who exceeded the Ownership Limit immediately following the IPO.

         Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be deemed Excess Stock that will be deemed transferred to the Company as trustee of a trust for the exclusive benefit of the transferees to whom the direct or beneficial ownership of such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, except as required by the MGCL, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that the direct or beneficial ownership of capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the securities exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the securities that were exchanged into Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for the securities from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the shares by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation by reference to the average closing sale price of the shares as reported on the NYSE) of the shares on the date on which the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of shares for Excess Stock.

         All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

         Every owner of more than five percent (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, every shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

         The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.


                                  LEGAL MATTERS

         Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Current Reports on Form 8-K of the Company, dated July 16, 1996, October 8, 1996, and October 29, 1996 (two reports), have been so incorporated in reliance on the report of Schonbraun Safris Sternlieb & Co., L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting. The Statements of Revenues and Certain Operating Expenses of the property known as Harborside Financial Center for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus to the Current Report on Form 8-K of the Company, dated October 29, 1996, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of said firm as experts in auditing and accounting. The combined statement of revenue and certain expenses of the International Court at Airport Business Center for the year ended December 31, 1995 included in the Company's Current Report on Form 8-K, dated October 29, 1996 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report theron included therein and incorporated herein by reference. Such financial statement is incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================
   No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.


                           --------------------------


                                TABLE OF CONTENTS



          Available Information.........................
          Incorporation of Certain Documents
            by Reference................................
          The Company...................................
          Use of Proceeds...............................
          Selling Shareholders..........................
          Plan of Distribution..........................
          Description of Securities to be
            Registered..................................
          Legal Matters.................................
          Experts ......................................










================================================================================

================================================================================



                                1,880,188 Shares











                             CALI REALTY CORPORATION



                                  Common Stock




                               -------------------

                                   PROSPECTUS
                               -------------------










                                December 19, 1996









================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference in this registration statement:

         a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1995;

         b. The Company's Quarterly Reports on Form 10-Q (File No. 1-13274) for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996;

         c. The Company's Current Reports on Form 8-K (File No. 1-13274), dated July 16, 1996, August 12, 1996; October 8, 1996, October 29, 1996, November 18, 1996 and November 21, 1996;

         d. The Company's Proxy Statement relating to the Annual Meeting of Shareholders held on May 13, 1996; and

         e. The description of the Common Stock and the description of certain provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

         All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.


Item 4. Description of Securities.

        Not applicable.


Item 5. Interests of Named Experts and Counsel.

        Not applicable.


Item 6. Indemnification of Directors and Officers.

         The Company's officers and directors are and will be indemnified under Maryland law, the Articles of Incorporation of the Company and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement of the Operating Partnership") against certain liabilities. The Articles of Incorporation require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The Bylaws contain provisions which implement the indemnification provisions of the Articles of Incorporation.

         The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Articles of Incorporation of the Company shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

         The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its shareholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation of the Company contain a provision consistent with the MGCL. No amendment of the Articles of Incorporation shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

         The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Articles of Incorporation.

         The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of the Articles of Incorporation and the Bylaws and Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

Item 7. Exemption from Registration Claimed.

        Not applicable


Item 8. Exhibits.

        5 - Opinion of Pryor, Cashman, Sherman & Flynn

        23.1 -Consent of Price Waterhouse LLP

        23.2 -Consent of Pryor, Cashman, Sherman & Flynn (included in Exhibit 5)

        23.3 -Consent of Schonbraun Safris Sternlieb & Co., L.L.C.

        23.4 -Consent of Coopers & Lybrand L.L.P.

        23.5 -Consent of Ernst & Young LLP

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranford, New Jersey on this day of December, 1996.


                                             CALI REALTY CORPORATION


                                             By:  /s/ Thomas A. Rizk
                                                  ------------------
                                                      Thomas A. Rizk
                                                      President, Chief Executive
                                                      Officer and Director




          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                         Title                           Date
    ---------                         -----                           ----

                                President, Chief Executive
/s/ Thomas A. Rizk              Officer and Director             December 19, 1996
------------------
    Thomas A. Rizk

                                Vice President-Finance
                                and Chief Financial
/s/ Barry Lefkowitz             Officer                          December 19, 1996
-------------------
    Barry Lefkowitz

                                Chairman of the Board
/s/ John J. Cali                and Director                     December 19, 1996
----------------
    John J. Cali


/s/ Angelo R. Cali              Director                         December 19, 1996
------------------
    Angelo R. Cali


/s/ Edward Leshowitz            Director                         December 19, 1996
--------------------
    Edward Leshowitz

    Signature                         Title                           Date
    ---------                         -----                           ----
/s/ Brendan T. Byrne            Director                         December 19, 1996
--------------------
    Brendan T. Byrne


/s/ Kenneth A. DeGhetto         Director                         December 19, 1996
-----------------------
    Kenneth A. DeGhetto


/s/ James W. Hughes             Director                         December 19, 1996
-------------------
    James W. Hughes


/s/ Irvin D. Reid               Director                         December 19, 1996
-----------------
    Irvin D. Reid


/s/ Alan Turtletaub             Director                         December 19, 1996
-------------------
    Alan Turtletaub

                                INDEX TO EXHIBITS




Exhibit No.      Description of Exhibit


  5              Opinion of Pryor, Cashman, Sherman & Flynn


  23.1           Consent of Price Waterhouse LLP


  23.2           Consent of Pryor, Cashman, Sherman & Flynn (included in
                 Exhibit 5)

  23.3           Consent of Schonbraun Safris Sternlieb & Co., L.L.C.


  23.4           Consent of Coopers & Lybrand L.L.P.


  23.5           Consent of Ernst & Young LLP